EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2009, with respect to the consolidated financial statements of Flushing Financial Corporation and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph relating to the adoption of Emerging Issues Task Force on Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” in 2008, Financial Accounting Standards Board (“FASB”) No. 157, “Fair Value Measurements” and FASB No.159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB No. 115” as of January 1, 2007) and our report dated March 16, 2009 on internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this Registration Statement.  In addition, we have issued our report dated June 29, 2009 with respect to the financial statements and supplemental schedules of Flushing Savings Bank, FSB 401(k) Savings Plan included on Form 11-K for the year ended December 31, 2008, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

New York, New York
November 9, 2009